Exhibit 99.1

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Contact: Investors Maggie Flynn (617)369 8577 mflynn@digitas.com	News Media John Stevens (617)867 1451 jstevens@digitas.com

DIGITAS ADOPTS SHAREHOLDER RIGHTS PLAN

BOSTON, January 25,2005 — Digitas Inc. (NASDAQ: DTAS) announced today that its Board of Directors has adopted a Shareholder Rights Plan. David Kenny, Chairman and Chief Executive Officer, Digitas Inc., said, “The Plan is designed to enhance the Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Digitas Inc. is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Digitas Inc.’s common stock to shareholders of record as of the close of business on January 26, 2005. Initially, these rights will not be exercisable and will trade with the shares of Digitas Inc.’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Digitas Inc. or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Digitas Inc. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Digitas Inc.’s common stock having a value of twice the exercise price of the right. If Digitas Inc. is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right. Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter which will be mailed to shareholders following the January 26, 2005 record date.

About Digitas Inc.

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing agencies: Modem Media and Digitas LLC. Digitas Inc. agencies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, General Motors, IBM, Kraft Foods, Michelin and Unilever. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with offices in London, Norwalk, and San Francisco; and, Digitas with offices in Boston, Chicago, and New York, employ more than 1,500 professionals.

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